As filed with the Securities and Exchange Commission on March 24, 2022

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NUVECTIS PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-2405608
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Bridge Plaza Suite 275

Fort Lee, NJ 07024

(Address, including Zip Code, of Principal Executive Offices)

Nuvectis Pharma, Inc. Global Equity Incentive Plan (2021)

(Full title of the plan)

Ron Bentsur Chairman and Chief Executive Officer Nuvectis Pharma, Inc. Bridge Plaza Suite 275 Fort Lee, NJ 07024 (201) 614-3151 (Name, address and telephone number of agent for service)	Copy to: Matthew W. Mamak, Esq. Alston & Bird LLP 90 Park Avenue, 14th Floor New York, New York 10016 (212) 210-1256

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)            The documents constituting Part I of this registration statement on Form S-8 (this “Registration Statement”) will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)            Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Alston & Bird LLP, the Company’s legal counsel, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Exchange Act):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 23, 2022;

(b)	The Company’s Current Reports on Form 8-K, filed with the Commission on February 4, 2022, and March 22, 2022;

(c)	The description of the Company’s Common Stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and any amendment or report filed with the Commission for the purpose of updating such description;

(d)	All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2021 (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Exchange Act); and

(e)	All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

We have adopted provisions in our Second Amended and Restated Certificate of Incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law (“DGCL”). Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

•	any breach of their duty of loyalty to the corporation or the stockholder;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws (“Bylaws”) also provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our Bylaws would permit indemnification. We have secured such insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Nuvectis Pharma,Inc., filed as Exhibit 3.1 to the Registrant’s Form S-1/A filed on October 21, 2021 (File No.333-260099) and incorporated herein by reference.
4.2	Amended and Restated Bylaws of Nuvectis Pharma,Inc., filed as Exhibit 3.2 to the Registrant’s Form S-1/A filed on October 21, 2021 (File No.333-260099) and incorporated herein by reference.
5.1	Opinion of Alston & Bird LLP (filed herewith).
23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm (filed herewith).
24.1	Power of Attorney (included on signature page of this registration statement).
99.1	Nuvectis Pharma,Inc. Global Equity Incentive Plan (2021), filed as Exhibit 10.1 to the Registrant’s Form S-1/A filed on January 24, 2022 (File No.333-260099) and incorporated herein by reference.
107	Filing Fee Table.

Item 9.	Undertakings.

(a)            The Company hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, That

(A)	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement;

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lee, State of New Jersey, on this 24th day of March, 2022.

NUVECTIS PHARMA, INC.

By:	/s/ Ron Bentsur
Ron Bentsur
Chairman, Chief Executive Officer, and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ron Bentsur as true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron Bentsur	Chairman, Chief Executive Officer, and President	March 24, 2022
Ron Bentsur	(Principal Executive Officer)

/s/ Michael Carson	Vice President of Finance	March 24, 2022
Michael Carson	(Principal Financial and Accounting Officer)

/s/ Kenneth Hoberman	Director	March 24, 2022
Kenneth Hoberman

/s/ Matthew L. Kapan	Director	March 24, 2022
Matthew L. Kapan

/s/ James F. Oliviero III	Director	March 24, 2022
James F. Oliviero III